CERTIFICATE OF INCORPORATION

of

“CLOVIS GROUP, INC”

A Delaware Corporation

I, the undersigned, being the original Incorporator herein named, for the purpose of forming a corporation under the Delaware General Corporation Act to do business both within and without the State of Delaware, do make and file this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true:

ARTICLE I

NAME

The name of the Corporation is “Clovis Group, Inc”

ARTICLE II

PRINCIPAL OFFICE

Section 2.01

Corporate Offices.  The address of its corporate office is 414 SE Washington Blvd, PMB 122, Bartlesville, Oklahoma 74006.

Section 2.02

Other Offices.  The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Delaware as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of Directors and shareholders held outside the State of Delaware with the same effect as if in the State of Delaware.

ARTICLE III

PURPOSE

The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Delaware.

ARTICLE IV

SHARES OF STOCK

The aggregate number of shares of stock that the corporation is authorized to issue is one hundred one million (101,000,000) shares, of capital stock, of which one hundred million (100,000,000)  shares shall be designated Common Stock, at $ .0001 par value per share and 1,000,000 shares shall be designated as Preferred Stock, at $ .0001 par value per share, of which shares may be issued from time to time without action by the shareholders, for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock, and the holders of such shares shall not be liable for any further payments thereon.

The preferred stock may be issued in series from time to time with such designations, preferences, and relative participating, optional, or other rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in a resolution providing for the issuance of such class, classes, or series adopted by the Board of Directors, pursuant to the authority hereby given as provided by statute.

ARTICLE V

DIRECTORS

Section 5.01

Governing Board.  The members of the Board of the Corporation shall be styled Directors.

Section 5.02

Initial Board of Directors.  The Board of Directors shall consist of at least one (1) but no more than three (3) members.  The name(s) and address(s) of the initial members of the Board of Directors are as follows:

Name

Address

    David Lennox

414 SE Washington Blvd., PMB 122, Bartlesville, Oklahoma 74006

This individual shall serve as Director until the first Annual Meeting of the Shareholders or until the successors shall have been elected and qualified.

Section 5.03

Change in the Number of Directors.  The number of Directors may be increased or decreased by duly adopted amendment to the Bylaws of the Corporation.

ARTICLE VI

INCORPORATORS

The name and address of the sole Incorporator is David Lennox, 414 SE Washington Blvd, PMB 122, Bartlesville, Oklahoma 74006.

ARTICLE VII

PERIOD OF DURATION

This Corporation is to have A PERPETUAL existence.

ARTICLE VIII

AMENDMENTS

This Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Certificate of Incorporation or said Bylaws, and all rights conferred upon the shareholders are granted subject to this reservation.

ARTICLE IX

POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)

Subject to the Bylaws, if any, adopted by the shareholders, to make, alter or repeal the Bylaws of the Corporation;

(2)

To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

(3)

To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

(4)

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

(5)

By resolution adopted by a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

(6)

All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

ARTICLE X

REGISTERED AGENT

Initial Registered Office and Initial Registered Agent.  The address of the initial registered, office of the Corporation is National Registered Agents, Inc., 160 Greentree Dr. Ste 101, Dover, DE, 19904.

IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of February, 2008, hereby declaring and certifying that the facts stated herein above are true.

_/s/ David Lennox____________

David Lennox, Incorporator and as

President and Chief Executive Officer

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